Exhibit 10.5

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT, dated as of May 14, 2002, between DAVID ZUCKER, a natural person residing at 255 West 88th Street, Apt. 14A, New York, New York 10024 ("Executive") and PLAYBOY ENTERPRISES, INC., a Delaware corporation ("Employer" or the "Company"), with an office at 680 North Lake Shore Drive, Chicago, IL 60611.

                                     RECITAL

      Employer is primarily in the business of international multimedia entertainment. Employer desires to hire Executive, and Executive desires to be employed by Employer, on the terms and subject to the conditions set forth below.

      In consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Employment of Executive

      Employer hereby agrees to employ Executive and Executive hereby agrees to be and remain in the employ of Employer, as the President and Chief Operating Officer of Employer, upon the terms and conditions hereinafter set forth.

2. Employment Period

      The term of Executive's employment under this Agreement (the "Employment Period") shall commence on a date designated by Executive, to permit Executive to satisfy obligations to his existing employer, but in no event later than July 8, 2002 (the "Commencement Date") and, subject to earlier termination as provided in Section 5, shall continue for a period of two years (the "Initial Period") after the Commencement Date. At the end of the Initial Period, this Agreement shall automatically renew for successive one year periods (each a "Renewal Period") unless within thirty days prior to the end of either the Initial Period or any Renewal Period,


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either party sends a notice of termination to the other or unless this Agreement is earlier terminated as provided herein.

3. Duties and Responsibilities

      During the Employment Period, Executive (a) shall have the title of President and Chief Operating Officer, (b) shall devote his full business time and attention and expend his best efforts, energies and skills on a full-time basis to the business of the Company, and shall not engage in any other activity that would interfere with the performance of his duties under this Agreement (provided that Executive is permitted to serve on the board of directors of other organizations, subject to approval of the Company's CEO, or engage in endeavors related to the community, his faith and other charitable functions which do not materially interfere with the performance of his duties hereunder) and (c) shall perform such duties, and comply with all reasonable directions and instructions of the Company's Board of Directors (the "Board"), all commensurate with his position, as he may be assigned from time to time by the Board.

4. Compensation and Related Matters

      (a) For all services rendered and required to be rendered by, covenants of, and restrictions imposed on, Executive under this Agreement, Employer shall pay to Executive during and with respect to the Employment Period, and Executive agrees to accept a base salary computed at a rate of $600,000 per annum ("Base Salary"), payable on a biweekly basis in accordance with the Employer's standard payroll practices. In addition, commencing January 1, 2003, Executive will be eligible to participate in an incentive compensation plan in accordance with the Company's incentive compensation plans as in effect from time to time as determined by the Board, with Executive being eligible to earn a maximum potential of 100% of his Base Salary. The incentive compensation will be conditioned upon criteria reasonably determined by the Board (in consultation with Executive) to reflect the Company's financial performance as measured by goals that are reasonably attainable.

      (b) The Company will also pay to Executive a one-time bonus (the "Signing Bonus") in the sum of One Hundred Fifty Thousand Dollars, payable to Executive on the Commencement Date. In the event that Executive resigns prior to the first anniversary of the Commencement Date, other than for Good Reason (as defined below), then Executive shall promptly repay to the Company 1O0% of the Signing Bonus within 30 days of such resignation. In the event that Executive resigns after the first anniversary of the Commencement Date, but prior to the second anniversary of the Commencement Date, other than for Good Reason, then Executive shall promptly repay to the Company 50% of the Signing Bonus within 30 days of such resignation. For


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purposes hereof, "Good Reason" means that (i) the Company has materially breached this Agreement and the Company has failed to cure such breach after 30 days written notice from Executive, (ii) there has occurred any material diminution or reduction in duties of Executive, whether in scope or nature,
(iii) Executive fails to report directly to the CEO of the Company, (iv) there has occurred a Change in Control (as defined in Section 5.3) or (v) the Company sells or otherwise transfers all or substantially all of its television and entertainment assets in a single transaction or series of transactions, except if, and only for so long as, the Company, directly or indirectly, continues to own a controlling interest in the buyer or transferee (the "Transferee"); provided that to the extent that the Transferee reports to the Company as its controlling owner, such report is made directly to Executive or a designee of whom Executive approves.

      (c) Executive will also be granted, pursuant to a separate agreement (in the form attached hereto as Exhibit A, the "Option Agreement"), options to purchase 325,000 shares (the "Options") of the Class B common stock of the Company which are non-qualified stock options. The Option Agreement will be subject to the Company's stock option plan (in the form attached hereto as Exhibit B, the "Stock Option Plan") and contain the following terms:

            (i) Strike price of the closing price of the Company's Class B common stock at the close of business on the date hereof which is $14.14 per share;

            (ii) vesting to be 25% on each annual anniversary of the Commencement Date commencing in 2003;

            (iii) Upon a Change of Control, all Options will vest immediately;

            (iv)  (A) a ten year term;

                  (B) a covenant to reserve a sufficient number of shares of the Company's Class B common stock to issue to Executive upon his exercise of any and all Options;

                  (C) all shares issued in connection with the exercise of any Options will be validly registered under an effective registration statement under the Securities Act of 1933, as amended;

                  (D) representations and warranties that (1) there is a sufficient number of shares available in the Plan to issue Executive 325,000 options and (2) the execution, delivery and performance of the Option Agreement by the Company has been duly authorized by all necessary corporate action of the Company and the


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

Option Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and (3) the Option Agreement does, or prior to Executive's exercise of any Options, will, comply with the Plan; and

                  (E) a guarantee to Executive that to the extent that the grant of his Options exceed the amount permitted under the Plan, the Company will take any and all steps and measures, of whatever nature whatsoever (including, without limitation, amending the Plan with shareholder approval by way of example), that is necessary in the reasonable opinion of Company's legal counsel in consultation with Executive's legal counsel, to cause the grant of Executive's Options to be in compliance with the Plan and be valid and effective, as soon as is practicable but in any event no later than August 1, 2002 (unless shareholder approval is required, in which event, no later than the next shareholders meeting of the Company), and further the Company will indemnify and hold Executive harmless from and against any and all losses, claims, debts, damages, obligations, costs (including, without limitation, reasonable attorney's fees and expenses) and expenses that he may suffer or incur in connection with (1) the breach by the Company of any covenant, representation, warranty or other term of the Option Agreement or (2) any invalidity or lack of enforceability of any or all of the Options or the Option Agreement or the inability of Executive to practicably realize the benefit of his bargain with respect to the Options due to any unenforceability of any Options.

            (v) Executive, subject to the Company's Compensation Committee's prior approval, will be permitted to pay for the shares pursuant to his exercise of Options by executing and delivering to the Company a promissory note with full recourse to Executive (the "Note"), for a term of 30 days, bearing interest at the then Applicable Federal Rate for loans of similar terms; and

            (vii) to the extent that any terms or provisions hereof conflict or are inconsistent with terms or provisions of the Company's Stock Option Plan; the terms and provisions of the Plan will control, except with respect to the number of Options granted to Executive, in which event, the Option Agreement will control.

      (d) Executive will also be granted, pursuant to a separate agreement (in the form attached hereto as Exhibit C, the "Restricted Stock Agreement"), 10,000 shares of the Company's Class B common stock (the "Restricted Shares"). The Restricted Stock Agreement will contain the following terms:

            (i) the Restricted Shares will vest upon the Company achieving certain financial goals. Upon the Company generating $15 million operating income in any calendar year, as determined by the Company's regularly engaged independent


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certified public accountants, 2,500 Restricted Shares will vest. Upon the
Company generating $20 million operating income in any calendar year, as determined by the Company's regularly engaged independent certified public accountants, 7,500 Restricted Shares will vest; and

            (ii) the Restricted Shares will be validly registered under an effective registration statement filed with the Securities and Exchange Commission.

      (e) Effective on the Commencement Date, Executive will be entitled to participate in the Company's health benefit plans, together with the Company's Executive vacation policy (provided that the Company agrees that Executive will be entitled to vacation from August 19-30, 2002), matching 401-K plan, deferred compensation plan and similar plans in effect from time to time. Executive's participation in the foregoing plans will be on terms no less favorable than afforded to other executives of the Company commensurate with Executive's level.

      (f) The Company will reimburse Executive for his reasonable and customary expenses of relocation, which will include specific items included in the Company's relocation policy, up to an aggregate amount of $50,000.

5. Termination of Employment Period; Change of Control

      5.1 Employer may, at any time during the Employment Period by notice to Executive (the "Termination Notice"), terminate the Employment Period for "Cause" effective immediately. The Termination Notice shall specify the Cause for termination. In such an event, Executive shall not be entitled to any compensation or other amount from the Company from the effective date of termination. For purposes hereof, for "Cause" means:

                  (a) Executive is convicted of a felony involving dishonesty, fraud or breach of trust; or

                  (b) Executive engaging in wrongful conduct materially injurious to the Company; provided that such conduct was not undertaken at the direction of, or with the approval of, the Board or Christie Hefner; further provided that in the event that the wrongful conduct is capable of being cured, Executive shall have 15 days from his receipt of the Termination Notice to cease or cure such conduct.

      5.2 The Company may terminate this Agreement at any time, by delivering a notice to Executive, without Cause, effective 30 days after Executive receives such notice in accordance with the terms hereof. In such an event, Executive's sole remedy


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shall be to collect a severance payment in the sum of nine months of Executive's then Base Salary (the "Severance Payment"). The Severance Payment will be due and payable on the effective date of the termination of this Agreement. In the event that the Severance Payment, all Base Salary, bonuses, and all other amounts due hereunder to Executive are not paid in full on such date, Executive will continue to earn his Base Salary until all such amounts are paid in full.

      5.3 The Company is party to a certain severance agreement with certain executives of the Company (the "Severance Agreement"). The Company will enter into a Severance Agreement on substantially the same terms upon the execution hereof by Executive. For purposes hereof, the term "Change of Control" has the meaning ascribed to such term in the Severance Agreement as modified herein in the preceding sentence.

6. Location of Executive's Activities

            Executive's principal place of business in the performance of his duties and obligations under this Agreement shall be at Employer's principal place of business in Chicago, Illinois. Notwithstanding the preceding sentence, Executive will engage in such travel and spend such time in other places as may be necessary or appropriate in furtherance of his duties hereunder at the Employer's expense.

7. Miscellaneous

            7.1 Notices. All notices, requests, demands, consents, and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given and received, (i) if delivered by hand, the day it is so delivered, (ii) if mailed via the United States mail, certified first class mail, postage prepaid, return receipt requested, five business days after it is mailed, or (iii) if sent by a nationally recognized overnight courier for next business day delivery, the business day after it is sent, to the party to whom the same is so given or made, at the address of such party as set forth at the head of this Agreement, which address may be changed by notice to the other party hereto duly given as set forth herein, with copies delivered as follows:

            (a)   if to Executive:

                  Ellenoff Grossman Schole & Cyruli, LLP
                  370 Lexington Avenue
                  19th Floor
                  New York, NY 10017


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

                  Attn: Andrew S. Zizmor, Esq.

            (b)   if to the Company:

                  General Counsel
                  Playboy Enterprises, Inc.
                  680 North Lake Shore Drive
                  Chicago, Illinois 60611

            7.2 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Illinois. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Cook County, Illinois and waives any claim based upon forum non-conveniens.

            7.3 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

            7.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            7.5 Severability. If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

            7.6 Entire Agreement and Representation. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof. Except as otherwise provided herein, this Agreement cannot be changed or terminated except by an instrument in writing signed by the parties hereto.

            7.7 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, each parties successors, transferees, heirs and assigns.

      7.8 Confidentiality, Disclosure of Information

      (a) Executive recognizes and acknowledges that he will have access to Confidential Information (as defined below) relating to the business or interests of


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Company or of persons with whom Company may have business relationships. Except as permitted herein or as may be approved by Company from time to time, Executive will not during the Employment Period or at any time thereafter, use or disclose to any other person or entity, any Confidential Information of Company (except as required by applicable law or in connection with the performance of Executive's duties and responsibilities hereunder). If Executive is requested or becomes legally compelled to disclose any of the Confidential Information, he will give prompt notice of such request or legal compulsion to Company. Company may waive compliance with this Paragraph 7.8(a) or will provide Executive with legal counsel at no cost to Executive to seek an appropriate remedy; provided however Executive may disclose any Confidential Information in the event that notwithstanding all such efforts of the Company and such legal counsel Executive is compelled by court order to do so. The term "Confidential Information" means information relating to Company's business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, Executive lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements, or any other information relating to Company's business which is treated as confidential or proprietary by Company in accordance with its policies. Notwithstanding the immediately preceding sentence, the provisions of this Paragraph 7.8(a) shall not apply to any information that (1) is in the public domain; (2) is or becomes available to the public other than as a result of a disclosure by Executive in violation of this Paragraph 7.8(a); (3) was available to Executive on a non-confidential basis prior to the date of this Agreement; (4) was already lawfully in Executive's possession prior to the date of this Agreement; or (5) becomes available to Executive on a non-confidential basis from a source other than Company. This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Paragraph 7.8(a) by the Executive, regardless of whether the Executive continues to be employed by the Company.

      (b) It is further agreed and understood by and between the parties to this Agreement that all "Company Materials," which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other codes, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like shall be the exclusive property of Company and, upon termination of Executive's employment with Company, and/or upon the request of Company, all Company Materials,


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including copies thereof, as well as all other Company property then in
Executive's possession or control, shall be returned to and left with Company.

7.9 Copyright

      Executive acknowledges that all original works of authorship by Executive, whether created alone or jointly with others, relating to the Executive's employment with the Company, and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. ss. 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by Company. If any Development is considered to be a work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. ss. 101, as amended, such work is hereby conveyed and transferred completely and exclusively to Company. Executive hereby irrevocably designates counsel to Company as Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce Company's rights under this section, provided that such counsel shall take any such actions only after Executive has been requested to do such acts by Company and failed to promptly do so. This Paragraph 7.9 shall survive the termination of this Agreement. Any conveyance of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights."

7.10 Non-Competition and Non-Solicitation

      Executive acknowledges that Company has invested substantial time, money and resources in the development and retention of its Confidential Information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of Executive's employment with Company, Executive has had and will have access to Company's Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, vendors, cable operators, accounts and business partners of Company. Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, vendor, cable operator, account or business partner belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any existing or prospective customers, vendors, cable operators, accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of Company depends upon his use of such skills on its behalf.

      In recognition of this, Executive covenants and agrees that:


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      (a) During Executive's employment with Company, Executive may not, without prior written consent of Company (whether as an Executive, agent, servant, owner, partner, consultant, independent contractor, representative, stockholder, or in any other capacity whatsoever) perform any work directly competitive in any way to the business of Company or a substantially planned business that Executive is aware of during Executive's employment with Company on behalf of any entity or person other than Company (including Executive).

      (b) During Executive's employment with Company and for one year thereafter, Executive may not notice, solicit or encourage any Company Executive to leave the employ of the Company or any independent contractor to sever its engagement with Company, absent prior written consent from Company.

      (c) During Executive's employment with Company, Executive may not, directly or indirectly, entice, solicit or encourage any customer or prospective customer of Company to cease doing business with Company, reduce its relationship with Company or refrain from establishing or expanding a relationship with Company.

7.11 Non-Disparagement; Non-Disclosure

      (a) Executive and Company hereby agree that during the Employment Period and all times thereafter, neither Executive or Company will make any public statement, or engage in any conduct, that is disparaging to the other party or, in the case of Company, any of its Executives, officers, directors, or shareholders known to Executive, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of Company and the capabilities of Executive. Notwithstanding any term to the contrary herein, neither Executive nor Company shall be in breach of this Paragraph 7.11 for the making of any truthful statements under oath.

      (b) Executive will not directly or indirectly be the source of disclosing, by publishing or by granting interviews, of any Confidential Information (which is known to Executive to be confidential) concerning the personal, social or business activities of Company, its affiliates or the executives and principals and the officers, directors, agents and Executives of all the foregoing during or at any time after the termination of Executive's employment, subject to the exceptions specified in Section 7.8(a) (1) - (5). In addition, Executive agrees that without Company's express written approval in each case, Executive will not:

            i. write, be the source of or contribute to any articles, stories, books, screenplays or any other communication or publicity of any kind


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                  (written or otherwise) or deliver lectures in any way
                  regarding or concerning the Confidential Information, or

            ii. grant any interviews regarding or concerning the Confidential Information during or at any time after the termination of his employment.

      7.12 Representations and Warranties. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action of the Company and the this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and (3) this Agreement (to the extent that it pertains to Options) does, or prior to Executive's exercise of any Options, will, comply with the Plan; and

8. Indemnification The Company hereby agrees to indemnify and hold Executive harmless from and against all losses, claims, debts, damages, obligations, costs (including, without limitation, reasonable attorney's fees and expenses) and expenses suffered or incurred by the other as a result of, arising from or related to, (a) the breach of any representations or warranty, covenant or other term of this Agreement by the Company, (b) the inability of Executive to practicably realize the benefit of his bargain with respect to the Options due to any unenforceability of any Options or (c) Executive enforcing any of the terms hereof, whether or not suit is actually brought hereon.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        Playboy Enterprises, Inc.

                                        By: /s/ Christie Hefner
                                           -------------------------------------
                                           Name:
                                           Title:

                                        /s/ David Zucker
                                        ----------------------------------------
                                        David Zucker


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